FOR IMMEDIATE RELEASE GulfWest Oil Company,  397 N. Sam Houston Parkway E.,
Suite  375,  Houston,  Texas  77060  Contact:  Jim  C.  Bigham,  Executive  Vice
President, (281) 820-1919

                        GULFWEST OIL SHAREHOLDERS APPROVE
                      CHANGING NAME TO GULFWEST ENERGY INC.
                     Results of Annual Shareholders’ Meeting

     HOUSTON,  TEXAS,  May  23,  2001 -  GulfWest  Oil  Company  (OTC-BB:  GULF)
announced  today that it  shareholders  have  approved  changing the name of the
company  from   “GulfWest  Oil  Company”   to  “GulfWest   Energy
Inc.”, which will take effect immediately.

     The  board  of  directors   had   recommended   the  name  change  to  more
appropriately  reflect  the  expanding  business  of  the  company.   Currently,
GulfWest’s  oil and natural gas reserves  are  comprised of 52% oil and 48%
natural  gas.  The company  plans to continue to expand its role in the domestic natural  gas  industry  by (i)  acquiring  additional  interests  in natural gas properties,  (ii)  increasing  the  production  and reserve base of its existing natural  gas  properties,  and (iii)  acquiring  ownership  of more  natural gas gathering systems and pipelines.

     The  company’s  shareholders  approved  the name  change at the annual shareholders’  meeting held May 18, 2001. The shareholders  also re-elected the seven  incumbent  directors for a one-year term and approved  increasing the number of shares that can be issued  pursuant to the  company’s  Employee  Stock
Option Plan from one million to two million shares.

     GulfWest is an independent  oil and gas company  focused on the development of its producing  properties  and the  acquisition of additional oil and natural gas assets  with  development  potential.  The  company’s  recent  workover  and development projects have emphasized natural gas development.

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     The matters discussed herein may contain "forward-looking"  statements that involve  risks and  uncertainties  including,  without  limitation,  competitive factors in the marketplace.  For further discussion regarding the information in the press release,  please refer to the Company’s 10-K for December 31, 2000 and
10-Q for March 31, 2001.